Exhibit 99.1 - Press Release dated April 22, 1997


ECHO BAY MINES                             Media Contact:         Jill Paukert
6400 S. Fiddlers Green Circle                                     303 714-8825
Suite 1000                                 Investor Contact:      Robbin Lee
Englewood, CO  80111-4957                                         303 714-8829


FOR IMMEDIATE RELEASE


                CHIEF EXECUTIVE OFFICER RESIGNS AT ECHO BAY MINES


Tuesday, April 22, 1997 -- Richard C. Kraus has resigned as president, chief executive officer and a director of Echo Bay Mines Ltd. (Amex and TSE: ECO).

         His responsibilities will be assumed on an interim basis by Robert L. Leclerc, Q.C. Leclerc has served the company as chairman since May 1996 and a director since 1992.

         In announcing the management changes, Leclerc said: "Richard Kraus played a major role in Echo Bay's growth. He was instrumental in the acquisition of our two largest mines, Round Mountain in 1984 and McCoy/Cove in 1986. His keen strategic planning accomplishments have helped to position this company for sound financial and organizational growth into the next century. We are grateful for his significant contributions over the past 17 years, and we wish him every success in the future. It is time now to move forward into our next growth phase with new leadership."

         Leclerc, 52, served as Echo Bay's primary outside legal counsel for more than 15 years and as a director of Echo Bay since 1992. He had been chairman and chief executive officer of Milner Fenerty, a major Canadian law firm located in Calgary and Edmonton.

         Kraus was named president of Echo Bay in 1991, a director in 1992, and chief executive officer in 1994.

         Echo Bay is a major gold producer with mines in Canada and the United States and with exploration and development projects on four continents. The primary markets for its common shares are the American and Toronto stock exchanges.

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